Exhibit 4-56.4


                       FOURTH AMENDMENT
                      TO CREDIT AGREEMENT


FOURTH AMENDMENT, dated as of May 25, 1999 (this
"Amendment"), to the Credit Agreement referred to below by and among CENTRAL VERMONT PUBLIC SERVICE
CORPORATION, a Vermont corporation ("Borrower"), each of the lenders thatis a signatory to the Credit Agreement or which, pursuant to Section 10.6 thereof shall become a "Lender" thereunder (the "Lenders"), FLEET NATIONAL BANK, as syndication agent (the
"Syndication Agent"), and TORONTO DOMINION (TEXAS), INC., as agent for the Lenders hereunder (the "Agent"; Lenders, Syndication Agent and Agent are sometimes collectively referred to herein as the "Lending Group").

                             W I T N E S S E T H

WHEREAS, the Borrower and the Lending Group are parties to that certain Credit Agreement, dated as of November 5, 1997 (as heretofore amended, supplemented or otherwise modified, the "Credit Agreement"); and

WHEREAS, the Borrower and the Lending Group have agreed to amend the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Borrower and the Lending Group hereby agree as follows:

  1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby (the "Amended Credit
  Agreement").

  2.   Amendments to the Credit Agreement.  The Credit
  Agreement shall be amended as of the Amendment Effective
  Date (as hereinafter defined) as follows:

  (a)  Section 1.1 of the Credit Agreement is
  amended by deleting in its entirety the table appearing in the definition of "Applicable Margin" and inserting in lieu thereof the following new table:


  "Debt Rating              Applicable Margin

  BB (or lower)                1.775%

  BB+                          1.525%

  BBB-                         1.325%

  BBB                          1.250%

  BBB+                         1.210%

  A- (or higher)               1.175%"

  (b)  Section 1.1 of the Credit Agreement is
  further amended by deleting the definition of "Maturity
  Date" in its entirety and inserting in lieu thereof the following new definition:

  "Maturity Date" shall mean May 31, 2000, unless extended as provided in Section 2.6(b), in which case the Maturity Date shall mean May 30, 2001, May 30, 2002 or
  November 5, 2002, as the case may be."

  (c)  Section 1.1 of the Credit Agreement is
  further amended by inserting therein the following new definitions in the appropriate alphabetical order:

  "ABR Margin" shall mean, for each ABR Loan, the applicable rate per annum set forth below based on the respective Debt Rating:

  Debt Rating            ABR Margin

  BB (or lower)            0.775%

  BB+                      0.525%

  BBB-                     0.325%

  BBB                      0.250%

  BBB+                     0.210%

  A- (or higher)           0.175%

  "Capital Expenditures" shall mean, with
  respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

  "Interest Coverage Ratio" shall mean the ratio of (a) the sum of the following items related to the Borrower's utility operations (excluding all non-cash charges and credits related to FAS 5 and FAS 71, but including all power costs when paid which are related to FAS 5 charges): net operating income, income taxes, amortization and depreciation, less Capital Expenditures, to (b) Borrower's net utility interest expense (whether cash or noncash)."

  (d)  Section 2.3 of the Credit Agreement is
  amended by deleting in its entirety the table appearing therein and inserting in lieu thereof the following new table:

  "Debt Rating              Facility Fee

  BB (or lower)               0.725%

  BB+                         0.650%

  BBB-                        0.550%

  BBB                         0.500%

  BBB+                        0.475%

  A- (or higher)              0.450%"

  (e) Section 2.4(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

  "(a)  Subject to the provisions of Sections
  2.3(c) and 2.4(c), each ABR Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the ABR plus the ABR Margin."

  (f) Section 2.6(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

  "(b) So long as (i) no Default or Event of Default has occurred and is continuing and (ii) there has been no material adverse change in the business or financial condition of the Borrower since June 2, 1999, then on each of June 1, 2000, May 31, 2001 and May 31, 2002, the Borrower may, at its option, upon not less than ninety (90) nor more than one hundred eighty (180) days' prior written notice to the Agent and subject to the approval of all of the Lenders, extend the Maturity Date for an additional one-year period, or if shorter until November 5, 2002."

  (g)  Section 2.9A of the Credit Agreement is
  amended and restated in its entirety to read as follows:

  "(a)  If the Borrower issues First Mortgage
  Bonds at any time after October 5, 1998, no later than the Business Day following the date of receipt of the proceeds thereof, the Borrower shall prepay the Loans in an amount equal to all such proceeds, net of commissions and other reasonable costs paid in connection therewith. In addition, each Lender's Commitment shall be reduced permanently by an amount equal to its Commitment Percentage multiplied by the amount of such net proceeds.

  (b)  If at any time the commitment of
  BankBoston, N.A. under the Receivables Purchase Agreement, dated as of November 29, 1988, between the Borrower and BankBoston, N.A. (as successor to The First National Bank), as the same may be amended, supplemented or otherwise modified from time to time, exceeds $17,000,000, each Lender's Commitment shall be reduced permanently by an amount equal to its Commitment Percentage multiplied by the
  amount of such excess.   If at any time the outstanding
  balance of the Loans exceeds the aggregate Commitments, Borrower shall immediately repay the Loans to the extent required to eliminate such excess.

  (c)  Any prepayments made by the Borrower
  pursuant to this Section 2.9A above shall be applied as follows: first, to Fees, reimbursable expenses of the Agent and any indemnity amounts to which any Secured Party is entitled then due and payable by the Borrower pursuant to any of the Loan Documents; second, to all interest then due and payable on any outstanding Loans; and third, to the principal balance of any outstanding Loans; provided that outstanding ABR Loans shall be prepaid in full prior to the prepayment of any outstanding Eurodollar Loans.

  (d)  Notwithstanding the foregoing
  provisions of this Section 2.9A, if at any time the mandatory prepayment of Loans required above would result in the Borrower incurring breakage costs under Section 2.15 as a result of Eurodollar Loans or Auction Advances being prepaid other than on the last day of an Interest Period applicable thereto (the "Affected Loans"), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Loans with the Agent (which deposit, after giving effect to interest to be earned on such deposit prior to the last day of the relevant Interest Periods, must be equal in an amount to the amount of Affected Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans that are Eurodollar Loans or Auction Advances (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Loans equal to the Affected Loan not initially repaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Lenders whose Loans would have been immediately repaid with the amounts deposited and upon the taking of any action by the Agent or the Lenders pursuant to the remedial provisions of Section 8.1, any amounts held as cash collateral pursuant to this Section 2.9A(d) shall, subject to the requirements of applicable law, be immediately applied to the relevant Loans. Following repayment of the relevant Loans, any remaining cash collateral will be returned to the Borrower."

  (h) A new Section to the Credit Agreement is hereby inserted immediately following Section 7.6, which Section shall read as follows:

  "SECTION 7.7 Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of each calendar quarter for the preceding four calendar quarters then ended to be less than 1.50:1.00."

  (i) Schedules 1 and 2 to the Credit Agreement are amended by deleting such schedules in their entirety and inserting in lieu thereof new schedules in the forms attached hereto as Schedules 1 and 2, respectively.

  3.  Representations and Warranties.  To induce the
  Lending Group to enter into this Amendment, the Borrower hereby represents and warrants that:

  (a) The execution, delivery and performance by the Borrower of this Amendment and the amended notes referred to in Section 5(c) hereof (the "Amended Notes") and the performance of the Amended Credit Agreement hereby have been duly authorized by all necessary corporate and shareholder action and (i) do not violate any Requirement of Law, (ii) do not breach or result in an event of default under, or otherwise violate the terms of, any indenture (including, without limitation, the Indenture) or material agreement to which the Borrower is a party or by which it or its property is bound, (iii) will not result in or require the creation of any Lien upon or with respect to any of its properties, and (iv) do not require any consent or approval of any creditor of the Borrower (including, without limitation, the Indenture Trustee and the holders of the First Mortgage Bonds).

  (b) Each of this Amendment and the Amended Notes has been duly executed and delivered by the Borrower.

  (c)  Each of this Amendment, the Amended Credit
  Agreement and the Amended Notes are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

  (d) No Governmental Approvals are required for the due execution, delivery and performance by the Borrower of this Amendment, the Amended Credit Agreement and the Amended Notes other than the approval or consent of the Vermont Public Service Board and the approval of or waiver by the Connecticut Department of Public Utility Control.

  (e) There is no pending, or to the best of the Borrower's knowledge, threatened action or proceeding against the Borrower before any court, governmental agency or arbitrator, which if adversely determined, could reasonably be expected to materially adversely affect the financial condition or results of operations of the Borrower or that could otherwise materially adversely affect the Borrower's ability to perform its obligations under any of this Amendment, the Amended Credit Agreement or the Amended Notes other than as described in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Form 10-Q for the fiscal quarter ended March 31, 1999.

  (f) No Default or Event of Default has occurred and is continuing, both before and after giving effect to the execution and delivery of this Amendment and the Amended
  Notes.

  (g) The representations and warranties of the Borrower contained in the Credit Agreement and each other Loan Document shall be true and correct on and as of the Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date shall be true only as of such date.

  4. No Other Amendments. Except as expressly amended herein, each of the Credit Agreement and the other
  Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with its terms.

  5. Effectiveness. This Amendment shall become effective at such time on or after June 2, 1999 (the
  "Amendment Effective Date") that each of the following conditions have been satisfied in full in the judgment of the Agent:

  (a)  Amendment.  The Agent shall have received six
  (6) original copies of this Amendment duly executed and delivered by the Borrower, the Agent, the Syndication Agent and the Lenders.

  (b) Notes. Each Lender shall have received an original Second Amended and Restated Revolving Loan Note, payable to such Lender, duly executed by the Borrower, substantially in the form of Schedule 2 to the Amended Credit Agreement and duly completed in accordance with the Amended Credit Agreement.

  (c) Legal Opinions. The Agent shall have received such legal opinions addressed to each of the Secured Creditors as the Agent may reasonably request relating to this Amendment and the Amended Credit Agreement, which opinions shall be in form and substance, and from counsel, reasonably acceptable to the Agent and its counsel.

  (d) Board Resolutions and Incumbency Certificates of Borrower. The Agent shall have received in form and substance satisfactory to it a certificate of the Secretary or an Assistant Secretary of Borrower certifying (i) the resolutions adopted by the Borrower's Board of Directors approving this Amendment and the transactions contemplated hereby and (ii) the names and true signatures of the authorized officers of Borrower.

  (e)  Articles of Incorporation; By-Laws and Good
  Standing Certificates. The Agent shall have received in form and substance satisfactory to it each of the following documents:

  (i)  the certificate of incorporation of the
  Borrower as in effect on the Amendment Effective Date, certified by the Secretary of State or other appropriate authority of the State of Vermont as of a recent date, and the by-laws of the Borrower as in effect on the Amendment Effective Date, certified by the Secretary, Assistant Secretary or other appropriate officer of the Borrower; and

  (ii)  a good standing certificate for the
  Borrower from the Secretary of State of the State of Vermont as of a recent date.

  (f) Approval. The Agent shall have received evidence satisfactory to it and its counsel that the Borrower has received the approval or consent of the Vermont Public Service Board and the approval of or waiver by any other state regulatory body with jurisdiction, in each case required for (A) the increase in the interest rates and the facility fee payable with respect to the Loans, (B) the extension of the Maturity Date and (C) the other amendments to the Credit Agreement, in each case effected hereby.

  (g)  Restructuring Fee. The Agent shall have
  received, for the ratable benefit of the Lenders, a restructuring fee in the amount of $100,000, which fee shall be fully earned and nonrefundable as of the Amendment
  Effective Date.

  (h) Agency Fee. The Agent shall have received the fee required to be paid on the Amendment Effective Date pursuant to the Fee Letter, dated the date hereof, between the Agent and the Borrower.

  (i)  Representations and Warranties. The
  representations and warranties of the Borrower contained in this Amendment shall be true and correct on and as of the Amendment Effective Date.

  6. Secured Obligations. After giving effect to the amendments contemplated herein, the Secured Obligations shall continue to be secured by the Mortgage and the Security Agreement.

  7.  GOVERNING LAW. THIS AMENDMENT SHALL BE
  GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF
  THE STATE OF NEW YORK.

  8. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                     (SIGNATURE PAGE FOLLOWS)

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.


  CENTRAL VERMONT  PUBLIC SERVICE CORPORATION

  By: /s/ Francis J. Boyle
  Name: Francis J. Boyle
  Title: Senior Vice President, Chief Financial Officer and Treasurer


  TORONTO DOMINION (TEXAS), INC., as Agent

  By:
  Name:
  Title:


  TORONTO DOMINION (NEW YORK), INC.

  By:
  Name:
  Title:


  BANKBOSTON, N.A.

  By:
  Name:
  Title:


  FLEET NATIONAL BANK, as Syndication Agent and Lender

  By:
  Name:
  Title:


  CITIZENS BANK NEW HAMPSHIRE

  By:
  Name:
  Title:


  Schedule 1

  COMMITMENTS OF THE LENDERS


Lender                     Address          Commitment    Commitment Percentage
Toronto Dominion           909 Fannin,      $10,676,471          26.69%
(New York), Inc.           Houston, TX
                           77010

BankBoston, N.A.           100 Federal St.   7,117,647           17.79%
                           Boston, MA
                           02110

Citizens Bank              20 West Park St.  9,750,000            24.38%
New Hampshire              Lebanon, NH
                           03766

Fleet National             One Federal St.   12,455,882           31.14%
Bank                       Boston, MA
                           02110

Total                                       $40,000,000            100%


  Exhibit A


  Schedule 2 to CREDIT AGREEMENT


  FORM OF SECOND AMENDED AND RESTATED REVOLVING LOAN NOTE


                                              November 5, 1997
  $XX,000,000                               New York, New York


  For value received, CENTRAL VERMONT PUBLIC
  SERVICE CORPORATION, a Vermont corporation (the "Borrower"), hereby unconditionally promises to pay on the Revolving Loan Maturity Date to the order of [each Lender] (the "Lender"), in lawful money of the United States of America and in immediately available funds, a principal sum equal to _____________________ Dollars ($XX,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower under and pursuant to the Credit Agreement dated as of November 5, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the lenders from time to time party thereto, including the Lender, and Toronto Dominion (Texas), Inc., as Agent (together with its successors in such capacity, the "Agent"). The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates determined in accordance with the Credit Agreement. All payments of principal and interest with respect to this Note shall be made by the Borrower at the office of the Agent at 909 Fannin Street, Suite 1700, Houston, Texas 77010, or such other office as shall be from time to time specified by the Agent to the Borrower.

  The holder of this Note shall, and is hereby irrevocably authorized by the Borrower to, endorse on the Loan Schedule attached hereto and forming a part hereof (and on separate continuations of such Loan Schedule which shall be attached hereto and form a part hereof), or otherwise to record on the Lender's internal records, appropriate notations evidencing the date, Type and amount of each Revolving Loan made under and pursuant to the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal of this Note which is received by the Lender and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, which recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by the Lender to make any such notations or any error therein shall not affect any of the Borrower's obligations in respect of this Note or obligate the Borrower to pay any amounts in excess of the amounts otherwise payable by the Borrower hereunder.

  This Note is one of the Revolving Loan Notes referred to in the Credit Agreement and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement, which, among other things, contains provisions for the repayment hereof and also for optional and mandatory prepayments hereof under certain conditions. Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

  The Borrower waives presentment, demand, protest, notice of protest, notice of nonpayment or dishonor and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note (other than such of the foregoing as are expressly required by the terms of the Credit Agreement) and, to the fullest extent permitted by applicable law, assents to any extension or postponement of the time of payment or any other indulgence, to any substitutions, exchange or release of collateral and to the addition or release of any other party or person, primarily or secondarily liable.

  Terms defined in the Credit Agreement are used herein as therein defined.

  Payment of this Note is secured by the Security
  Agreement and the Mortgage.

  This Note amends and restates as of June 2, 1999 that certain Amended and Restated Revolving Loan Note dated November 5, 1997 in the original principal amount of [$______________] made by the Borrower in favor of the Lender (the "Prior Note") and this Note is in substitution and exchange for (but not in payment of) the Prior Note.

  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
  ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK DETERMINED
  WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

       IN WITNESS WHEREOF, the Borrower has caused this Revolving Loan Note to be duly executed and delivered under seal by its officer thereunto duly authorized as of the date hereof.

  CENTRAL VERMONT PUBLIC SERVICE CORPORATION

  By:
  Name:
  Title:



                LOAN SCHEDULE TO REVOLVING LOAN NOTE

            Loans, Conversions and Payments of ABR Loans


                                                                   C>
          Amount   Amount    Amount of    Amount of    Unpaid      Notation
  Date    of ABR   of        ABR Loans    Eurodollar   Principal   Made
          Loans    Principal Converted    Loans        Balance     By
                   Repaid    to           Converted    of ABR
                             Eurodollar   to ABR       Loans
                             Loans        Loans




                          LOAN SCHEDULE TO REVOLVING LOAN NOTE

                   Loans, Conversions and Payments of Eurodollar Loans


       Amount       Amount     Amount      Interest    Amount     Unpaid      Notation
       of           of         of          Period      of ABR     Principal   Made
 Date  Eurodollar   Principal  Eurodollar  for         Loans      Balance     By
       Loans        Repaid     Loans       Eurodollar  Converted  of
                               Converted   Loans       to         Eurodollar
                               to ABR                  Eurodollar Loans
                               Loans                   Loans
